Exhibit 99

NEWS RELEASE
5875 Landerbrook Drive, Suite 300 • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5168	Tuesday, November 3, 2020

HYSTER-YALE MATERIALS HANDLING
ANNOUNCES THIRD QUARTER 2020 RESULTS

Quarter Highlights:
•Q3 2020 consolidated revenues decreased 14.8% from Q3 2019 due to lower Q2 2020 bookings and resulting lower shipments primarily caused by pandemic-related global effects and the pace of the subsequent forklift truck market recovery
•Q3 2020 consolidated operating profit decreased to $7.3 million from $19.5 million in Q3 2019, which included $8.7 million of favorable retroactive tariff exclusion adjustments
•Q3 2020 operating expense decreased 16.8% from Q3 2019, primarily due to cost containment actions taken to mitigate the impact of the COVID-19 pandemic
•Q3 2020 net income of $5.1 million, or $0.30 per share, decreased from $12.8 million, or $0.76 per share, in Q3 2019, but improved from Q2 2020
•Net debt at September 30, 2020 improved to $207.8 million from $277.2 million at June 30, 2020

    Cleveland, Ohio, November 3, 2020 - Hyster-Yale Materials Handling, Inc. (NYSE: HY) today announced consolidated revenues of $652.4 million and consolidated net income of $5.1 million, or $0.30 per diluted share, for the third quarter of 2020 compared with consolidated revenues of $766.0 million and consolidated net income of $12.8 million, or $0.76 per diluted share, for the third quarter of 2019. Consolidated operating profit decreased to $7.3 million in the 2020 third quarter from $19.5 million in the 2019 third quarter. Both third quarters reflect the normal seasonal plant shutdowns and costs associated with customary lower third-quarter production schedules at the Company's manufacturing plants.
For the nine months ended September 30, 2020, the Company reported consolidated revenues of $2.1 billion and net income of $24.0 million, or $1.43 per diluted share, compared with consolidated revenues of $2.5 billion and net income of $32.4 million, or $1.94 per diluted share, for the first nine months of 2019. Year-to-date consolidated operating profit was $36.2 million in 2020 compared with $45.8 million in 2019. Lift truck shipments were approximately 64,000 units in the first nine months of 2020 down from approximately 75,500 units in the first nine months of 2019.
The significant decline in global economic activity as a result of the broad measures taken globally to limit the spread of COVID-19, specifically early in the second quarter of 2020, continued to effect demand for the Company's products during the 2020 third quarter. As a result, the Company's 2020 third quarter consolidated operating profit and net income were significantly lower than the 2019 third quarter. Nevertheless, as a result of the higher-than-anticipated pace of market growth subsequent to the pandemic-related global shutdowns, and the impact of the Company's cost reduction programs, third quarter 2020 results significantly exceeded initial expectations. These results were achieved while still prioritizing the health and safety of the Company's employees worldwide. Third quarter 2020 results also include a full quarter's benefit associated with several cost reduction measures, which were also designed to enhance liquidity, implemented throughout the first six months of the year. Benefits from these cost containment actions resulted in a decrease in operating expenses of $19.4 million and $47.3 million in the third quarter and for the nine months ended September 30, 2020, respectively.

Segment Financial Results
Summary results for the Company's three business segments were as follows for the third quarter of 2020 and 2019:

(in millions)	*Hyster-Yale Group		*Bolzoni		*Nuvera
	Q3 2020	Q3 2019	Q3 2020	Q3 2019	Q3 2020	Q3 2019
Revenues	$618.7	$725.3	$63.3	$75.8	$0.7	$2.4
Operating Profit (Loss)	$16.2	$28.0	$0.1	$0.7	$(8.7)	$(9.3)
Net Income (Loss)	$11.6	$19.5	$0.1	$0.7	$(6.1)	$(5.8)
*For purposes of this release, Hyster-Yale Group refers to the Company's Lift Truck business, Bolzoni is the Attachment business and Nuvera is the Fuel Cell business.

Hyster-Yale Group Results
    Hyster-Yale Group unit shipments, bookings and backlog were as follows:

($ in millions)	Quarter Ended September 30, 2020	Quarter Ended June 30, 2020	Quarter Ended September 30, 2019
Unit Shipments	20,600	20,100	23,500
Unit Bookings	22,700	14,300	22,800
Unit Bookings $ Value	$545	$315	$540
Unit Backlog	33,600	31,500	43,400
Unit Backlog $ Value	$910	$810	$1,130
    Unit shipments decreased from the 2019 third quarter, but were higher than the 2020 second quarter. Shipments were down because of substantially reduced bookings in the second quarter of 2020 due to the pandemic-related shutdowns and lower production rates that were put in place to match market conditions.
Bookings in the third quarter of 2020 were comparable to the respective prior year period, but up substantially from the second quarter of 2020 as global demand steadily improved throughout the third quarter, specifically in the Company's primary markets, Americas and EMEA. Bookings for each month of the third quarter continued the steady upward trend that began in May. Moreover, September 2020 bookings increased substantially over August 2020 bookings, reaching a level that exceeded September 2019 bookings. While the Company continues to carefully manage its backlog and shipments so that its lead times and production rates match market conditions during this period of uncertainty, the strong third quarter bookings led to a modest increase in the 2020 third quarter backlog over the second quarter.
As markets and industries in which the Company's position is strongest have begun to recover, the Company has experienced a change in the mix of products in its bookings and backlog. These conditions resulted in a higher average sales price per unit in both bookings and backlog for the 2020 third quarter compared with the 2020 second quarter.

Geographic Results

(in millions, except units)	Americas**		EMEA**		JAPIC**
	Q3 2020	Q3 2019	Q3 2020	Q3 2019	Q3 2020	Q3 2019
Unit Shipments	12,000	14,600	5,400	5,900	3,200	3,000
Revenues	$426.9	$505.8	$143.8	$161.7	$48.0	$57.8
Operating Profit (Loss)	$16.1	$29.5	$3.3	$1.0	$(3.2)	$(2.5)
**The Americas geographic segment includes the North America, Latin America and Brazil markets, EMEA includes operations in the Europe, Middle East and Africa markets, and JAPIC includes operations in the Asia and Pacific markets, including China.

Americas Results
Revenues in the Americas segment decreased 15.6% to $426.9 million in the third quarter of 2020 from $505.8 million in the third quarter of 2019. Revenues decreased primarily due to lower units and parts revenues, mainly as a result of a 2,600 unit decrease in shipments, and unfavorable currency movements of $4.9 million caused by the translation of Brazilian sales into U.S. dollars. The large decrease in unit volumes was driven by fewer shipments in all lift trucks classes except Class 1 electric counterbalanced trucks.
In the third quarter of 2020, Americas operating profit decreased to $16.1 million from $29.5 million in the third quarter of 2019. Operating profit decreased primarily as a result of a substantial decline in gross profit mainly due to lower unit volumes and the absence of $8.7 million of favorable retroactive tariff exclusion adjustments realized in the prior year third quarter. The decrease in operating profit was partially offset by lower operating expenses primarily as a result of the implementation of cost containment actions, including reductions in employee-related expenses, to mitigate the impact of the COVID-19 pandemic.

EMEA Results
Revenues for the EMEA segment decreased 11.1% to $143.8 million in the third quarter of 2020 from $161.7 million in the third quarter of 2019. Revenues declined primarily due to a decrease in shipments of approximately 500 units, driven by decreases in all lift truck classes except Class 3 electric warehouse lift trucks. Favorable currency movements of $6.4 million from the translation of sales into U.S. dollars partially offset the revenue decline.
EMEA operating profit increased to $3.3 million in the third quarter of 2020 from $1.0 million in the third quarter of 2019 as a result of lower operating expenses, mainly due to the cost containment actions implemented in previous quarters and $1.6 million of government subsidies, partly offset by lower gross profit. Gross profit decreased primarily as a result of lower unit volumes and an increase in material costs. The lower gross profit was partially offset by the favorable impact of lift truck pricing actions on sales and a shift in sales to higher-margin trucks.

JAPIC Results
Revenues in the JAPIC segment decreased 17.0% to $48.0 million in the third quarter of 2020 from $57.8 million in the third quarter of 2019. Despite an increase in shipments of 200 units, revenues decreased primarily as a result of a decrease in shipments of higher-priced lift trucks. An increase in revenues from higher shipments of Class 3 electric warehouse trucks and Class 1 electric counterbalanced lift trucks was more than offset by a decrease in shipments of Class 2 warehouse trucks and Class 4 and Class 5 internal combustion engine counterbalanced lift trucks.
JAPIC generated an operating loss of $3.2 million in the third quarter of 2020 compared with an operating loss of $2.5 million in the third quarter of 2019.

Bolzoni Results
    During the third quarter of 2020, Bolzoni's revenues decreased to $63.3 million from $75.8 million in the third quarter of 2019. The decrease in revenues was due to lower sales resulting from the decline in global economic activity subsequent to the pandemic-related shutdowns.
    Bolzoni had operating profit of $0.1 million for the third quarter of 2020 compared with operating profit of $0.7 million in the third quarter of 2019. The decrease was primarily attributable to lower gross profit as a result of lower sales volumes, partially offset by lower operating expenses due to cost containment actions implemented in previous quarters.

Nuvera Results
    Nuvera's revenues decreased to $0.7 million in the third quarter of 2020 from $2.4 million in the third quarter of 2019, and the operating loss declined modestly to $8.7 million from $9.3 million in 2019.
The revenue decrease was primarily the result of lower third-party fuel cell development services. The improvement in results was driven by lower inventory adjustments in the 2020 third quarter compared with the 2019 second quarter, as well as the favorable effect of cost containment actions.

Business Prospects
As economies continued to reopen in the 2020 third quarter, lift truck market activity improved faster than anticipated, with markets ending the quarter at roughly pre-pandemic levels. Excluding China, which increased 78% over the prior year third quarter, the global lift truck market was down less than 1% compared with the third quarter of 2019. Compared to the second quarter of 2020, the global lift truck market increased 22.5% in the 2020 third quarter driven by a 28.8% increase in EMEA and a 25.9% increase in the Americas, as well as a 19.7% increase in China. The market improvements over the second quarter translated into a solid increase in 2020 third quarter Hyster-Yale Group bookings.
As market conditions improve, the Company expects that increased bookings and the strategic programs the Company continues to pursue will position each of its businesses to recover to sound long-term financial returns. In the meantime, the Company continues to focus on aggressive actions to keep its employees healthy as COVID-19 cases once again spike around the globe and on moderating any resulting additional near-term financial impacts of the COVID-19 pandemic.
The Company continues to maintain procedures designed to limit the exposure of employees to the spread of COVID-19, including adjusting shift schedules to promote social distancing, enhancing cleaning and sanitation, promoting recommended hygiene practices, limiting workplace access and maintaining remote working where possible. At the same time, the Company and its employees remain committed to meeting the needs of dealers and end customers by ensuring they receive equipment, parts and services in a timely manner to the degree reasonably possible.
While recent market and bookings activity is encouraging and growth since the 2020 second-quarter shutdowns has been better than expected, the level of future bookings is still uncertain. The trend line for bookings is improving, but improvements are occurring at a decreasing rate, and COVID-19 cases are increasing. Overall, Hyster-Yale continues to operate on the assumption that the economic and market environment will remain difficult throughout the remainder of 2020 with COVID-19 cases expected to increase in areas entering the winter season, and in 2021, until an effective COVID-19 vaccination or alternative therapy is widely available.
Beginning late in the first quarter, the Company put plans in place to mitigate the impact of declining markets and bookings and the consequential impact of reduced manufacturing activity from pandemic-related shutdowns by initiating cost reduction measures which were designed to lower costs and enhance liquidity. Despite currently improving markets, these measures are expected to remain in place until market and economic uncertainty dissipates and results improve, which the Company expects to occur over the course of 2021. The implementation of these company-wide cost reduction actions is designed to achieve $60 million to $75 million in operating expense savings in 2020 compared with 2019, of which approximately $47 million have been realized through September 30, 2020. The Company also adjusted production levels at its manufacturing plants during the 2020 second quarter to align them more closely with the anticipated reduced levels of demand and target bookings levels. Throughout the third quarter, Hyster-Yale increased production levels moderately to adjust for improved market levels, and the Company anticipates increasing production levels further in the fourth quarter given expected bookings and backlog, barring, of course, any new government shutdowns. Based on current backlog levels and planned production levels, the Company expects to have adequate component supply and minimal open production slots over the remainder of 2020. This is expected to position the Company with both competitive lead times and an acceptable ongoing backlog level. The Company continues to focus on adjusting production levels quickly to market and bookings changes and on working closely with suppliers to help ensure appropriate component supply levels as its production levels change. Against this backdrop, Hyster-Yale expects operating profit and net income in the fourth quarter of 2020 to be significantly higher than both the 2020 third quarter and prior year fourth quarter.
However, importantly, the Company's expectations for the 2020 fourth quarter were established prior to the most recent spikes of COVID-19 cases in a number of countries, including in the Company's largest markets. This environment could develop into a headwind for current fourth quarter booking expectations. Further Hyster-Yale or supplier shutdowns could occur. For example, while renewed measures have already been taken in a number of European countries to mitigate the spread of the virus, and similar actions are likely to be taken by other countries, at this time, the new measures put in place have not had a significant impact on the Company's plants or suppliers. However, the Company is monitoring the evolving situation, including monitoring closely a number of suppliers based in areas where cases are spiking. Hyster-Yale is prepared to take further action if necessary to maintain the health and safety of its global employees and to address any production and supply chain issues which may develop. More broadly, as a result, pandemic-related uncertainty continues to limit the Company's ability to forecast bookings levels for 2021.
In addition to the Company's focus on cost containment actions, Hyster-Yale has also focused on actions to enhance its cash flow before financing, including reducing working capital and reducing or deferring capital expenditures. Capital expenditures are expected to be approximately $61 million in 2020. Enhancing liquidity also continues to be a priority. At September 30, 2020, the Company's cash on hand was $89.9 million and debt was $297.7 million compared with cash on hand of $60.5 million and debt of $337.7 million at June 30, 2020. In addition, as of September 30, 2020, the Company had unused borrowing capacity of approximately $260 million under existing revolving credit facilities, compared with $218 million at June 30, 2020. Looking to the future in the context of an improving bookings trend, the Company plans to increase its investment in working capital to support growth in its business.
Despite the uncertainty related to near-term economic activity, the Company continues to execute its long-term strategy. As the Company entered the COVID-19 crisis, it was in the midst of undertaking the largest set of strategic programs in its history with the expectation that they would collectively have a transformational impact on the Company’s competitiveness, market position and economic performance. While essentially all of the projects required to execute these strategies continue to move forward, in the context of the COVID-19 pandemic, the pace of certain projects has been given greater emphasis than others to reduce near-term operating expenses and capital expenditures.
At Hyster-Yale Group, product programs are expected to lay the groundwork for enhanced market position by providing lower cost of ownership and enhanced productivity for the Company’s customers. While the Company continues to introduce a number of new products during this period, Hyster-Yale Group's primary focus is on a new set of modular and scalable product families covering both internal combustion engine and electric trucks which will provide customers with enhanced flexibility for meeting their application needs in addition to the benefit of lowest total cost of ownership. The Company has been focused on maintaining the timing of the introduction of the first of these products, the standard version of the 2-to-3 ton internal combustion engine lift truck for the EMEA market, which is expected to be launched in the first quarter of 2021. The launch of this new range of the 2-to-3 ton counterbalanced trucks will continue throughout 2021, with trucks for the Americas market expected to be launched in the second half of 2021.
The introduction of these new products will lead to significant changes in supply chain sourcing and in the Company’s various manufacturing facilities around the world as certain products are moved between plants. Consolidated component volume sourced globally from reliable partners is expected to reduce costs and improve quality as these new products are brought to market over time. Hyster-Yale Group’s largest manufacturing facilities, its Berea, Craigavon and Greenville plants, are undergoing significant changes and additional investments are being made at these plants. Given the current environment, the Company has also accelerated plans to move certain products in order to provide permanent structural changes to reduce costs.

The Company believes the modular nature of the new products being introduced will enhance its ability to meet customer needs at lowest cost and with more specificity, both at the industry level and at the individual customer level. To capitalize on this capability, the Company has accelerated its focus on implementing comprehensive industry strategies, and investing in industry-focused sales capabilities to support its dealers. Given the COVID-19 environment, the Company has also focused on enhancing its remote selling capabilities through technology and IT enhancements.
Bolzoni continues to focus on its Americas growth strategy by strengthening its ability to serve the North America market through the supply of cylinders and various other components from its Sulligent, Alabama plant, and by introducing a broader range of locally produced attachments with shorter lead times to serve its customer base. Bolzoni is also implementing its "One Company - 3 brands" organizational approach to help streamline corporate operations and strengthen its North America and JAPIC commercial operations.
Nuvera continues to focus on serving heavy-duty applications, particularly bus and truck applications, with its 45kW engine, which was released for sale during the 2020 second quarter. It also continues to focus on the forklift truck market. During the second quarter of 2020, Nuvera, which had successfully achieved certification of its first 45kW engine for China in 2019, received its first integration certification which allows the engines to operate in buses. During the third quarter, testing of these engines in Chinese buses was completed for one company, and that company has now included the certified bus design in its sales catalog. Certifications for other bus companies are expected late in the fourth quarter of 2020 and in the first half of 2021. As a result of these milestones, Nuvera has accelerated the 45kW engine commercialization operations for the global market and is focusing on ramping up sales of this product in the fourth quarter of 2020 and in 2021. Nuvera is also developing a new engine of approximately 60kW for the Chinese market that is expected to begin the certification process during the fourth quarter. The engine certification for this new engine is expected to be received during the 2020 fourth quarter, with the vehicle integration certification expected to be completed late in the quarter or early in the first quarter of 2021.
In summary, Hyster-Yale believes it is at an inflection point in its business as a result of the momentum of its strategic programs as they move to full implementation. While these initiatives may reduce the Company's near-term financial results, they are expected to position Hyster-Yale with enhanced market position as market conditions return to more normal levels. Nevertheless, since the Company recognizes that the timing and shape of the market recovery is highly uncertain, it will focus on responding to changing conditions with agility based on contingency plans which appropriately respond to conditions as they unfold. Once the COVID-19 pandemic has abated and markets have returned to normal, the Company believes the full impact of these programs can lead to significant profitability improvements for a number of years to come.

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Conference Call
In conjunction with this news release, the management of Hyster-Yale Materials Handling, Inc. will host a conference call on Wednesday, November 4, 2020 at 11:00 a.m. Eastern Time. To participate in the live call, please register more than 15 minutes in advance at http://www.directeventreg.com/registration/event/6560609 to obtain the dial-in information and conference call access codes. For those not planning to ask a question of management, the Company recommends listening to the call via the online webcast, which can be accessed through Hyster-Yale's website at https://www.hyster-yale.com/investors. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the webcast. A replay of the conference call will be available shortly after the call ends through November 11, 2020. An archive of the webcast will also be available on the Company's website two hours after the live call ends.

Non-GAAP and Other Measures
    This release contains non-GAAP financial measures. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure of operating results. Management believes that EBITDA assists investors in understanding the results of operations of the Company. In addition, management evaluates results using EBITDA.
    For purposes of this news release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) the duration and severity of the COVID-19 pandemic, any preventive or protective actions taken by governmental authorities, the effectiveness of actions taken globally to contain or mitigate its effects, and any unfavorable effects of the COVID-19 pandemic on either the Company's or its suppliers plants' capabilities to produce and ship products if COVID-19 continues to spread or quarantines are re-established, (2) reduction in demand for lift trucks, attachments and related aftermarket parts and service on a global basis, including any reduction in demand as a result of a COVID-19 triggered economic recession, (3) the ability of Hyster-Yale and its dealers, suppliers and end-users to access credit in the current economic environment, or obtain financing at reasonable rates, or at all, as a result of current economic and market conditions, (4) delays in delivery or increases in costs, including transportation costs, the imposition of tariffs, or the renewal of tariff exclusions, of raw materials or sourced products and labor or changes in or unavailability of quality suppliers, (5) delays in manufacturing and delivery schedules, (6) the successful commercialization of Nuvera's technology, (7) customer acceptance of pricing, (8) the political and economic uncertainties in the countries where the Company does business, (9) exchange rate fluctuations and monetary policies and other changes in the regulatory climate in the countries in which the Company operates and/or sells products, (10) bankruptcy of or loss of major dealers, retail customers or suppliers, (11) customer acceptance of, changes in the costs of, or delays in the development of new products, (12) introduction of new products by, or more favorable product pricing offered by, competitors, (13) product liability or other litigation, warranty claims or returns of products, (14) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (15) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, and (16) unfavorable effects of geopolitical and legislative developments on global operations, including without limitation, the United Kingdom's exit from the European Union, the entry into new trade agreements and the imposition of tariffs and/or economic sanctions.

About Hyster-Yale Materials Handling, Inc.
    Hyster-Yale Materials Handling, Inc., headquartered in Cleveland, Ohio, offers a broad array of solutions to meet the specific materials handling needs of customers’ applications. The Company's wholly owned operating subsidiary, Hyster-Yale Group, Inc., designs, engineers, manufactures, sells and services a comprehensive line of lift trucks, attachments and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names. Subsidiaries of Hyster-Yale include Nuvera Fuel Cells, LLC, an alternative-power technology company focused on fuel cell stacks and engines, and Bolzoni S.p.A., a leading worldwide producer of attachments, forks and lift tables marketed under the Bolzoni®, Auramo® and Meyer® brand names. Hyster-Yale also has significant joint ventures in Japan (Sumitomo NACCO) and in China (Hyster-Yale Maximal). For more information about Hyster-Yale and its subsidiaries, visit the Company's website at www.hyster-yale.com.

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HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2020	2019	2020	2019
	(In millions, except per share data)

Revenues	$652.4	$766.0	$2,092.5	$2,457.0
Cost of sales	549.0	631.0	1,748.8	2,056.4
Gross Profit	103.4	135.0	343.7	400.6
Selling, general and administrative expenses	96.1	115.5	307.5	354.8
Operating Profit	7.3	19.5	36.2	45.8
Other (income) expense
Interest expense	3.1	5.3	10.7	14.9
Income from unconsolidated affiliates	(1.6)	(2.1)	(4.0)	(7.9)
Other, net	(0.6)	(1.7)	1.7	(5.2)
Income before Income Taxes	6.4	18.0	27.8	44.0
Income tax provision	0.7	4.9	2.5	10.8
Net income attributable to noncontrolling interest	(0.6)	(0.3)	(1.3)	(0.8)
Net Income Attributable to Stockholders	$5.1	$12.8	$24.0	$32.4

Basic earnings per share	$0.30	$0.77	$1.43	$1.95

Diluted earnings per share	$0.30	$0.76	$1.43	$1.94

Basic weighted average shares outstanding	16.795	16.660	16.766	16.638
Diluted weighted average shares outstanding	16.803	16.735	16.796	16.709

EBITDA RECONCILIATION
	Quarter Ended
	12/31/2019	3/31/2020	6/30/2020	9/30/2020	LTM 9/30/2020
	(In millions)
Net Income Attributable to Stockholders	$3.4	$15.3	$3.6	$5.1	$27.4
Noncontrolling interest income	—	0.3	0.4	0.6	1.3
Income tax provision (benefit)	0.5	4.1	(2.3)	0.7	3.0
Interest expense	4.9	4.3	3.3	3.1	15.6
Interest income	(0.8)	(0.5)	(0.3)	(0.4)	(2.0)
Depreciation and amortization expense	11.0	10.4	10.4	11.0	42.8
EBITDA*	$19.0	$33.9	$15.1	$20.1	$88.1

*EBITDA in this press release is provided solely as a supplemental disclosure. EBITDA does not represent net income (loss), as defined by U.S. GAAP, and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. Hyster-Yale defines EBITDA as income (loss) before income taxes and noncontrolling interest income (loss) plus net interest expense and depreciation and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2020	2019	2020	2019
	(In millions)
Revenues
Americas	$426.9	$505.8	$1,432.4	$1,578.0
EMEA	143.8	161.7	416.0	553.9
JAPIC	48.0	57.8	140.6	194.1
Hyster-Yale Group	$618.7	$725.3	$1,989.0	$2,326.0
Bolzoni	63.3	75.8	215.4	258.4
Nuvera	0.7	2.4	2.8	9.1
Eliminations	(30.3)	(37.5)	(114.7)	(136.5)
Total	$652.4	$766.0	$2,092.5	$2,457.0

Gross profit (loss)
Americas	$65.7	$90.3	$240.3	$261.8
EMEA	22.4	26.1	57.4	79.6
JAPIC	6.2	8.6	14.9	23.1
Hyster-Yale Group	$94.3	$125.0	$312.6	$364.5
Bolzoni	12.1	13.0	40.5	44.1
Nuvera	(2.7)	(3.1)	(8.5)	(7.6)
Eliminations	(0.3)	0.1	(0.9)	(0.4)
Total	$103.4	$135.0	$343.7	$400.6

Operating profit (loss)
Americas	$16.1	$29.5	$77.9	$71.0
EMEA	3.3	1.0	(4.0)	5.7
JAPIC	(3.2)	(2.5)	(12.7)	(8.8)
Hyster-Yale Group	$16.2	$28.0	$61.2	$67.9
Bolzoni	0.1	0.7	2.3	4.2
Nuvera	(8.7)	(9.3)	(26.4)	(25.9)
Eliminations	(0.3)	0.1	(0.9)	(0.4)
Total	$7.3	$19.5	$36.2	$45.8

Net income (loss) attributable to stockholders
Americas	$10.7	$20.8	$52.0	$50.6
EMEA	3.7	1.0	(0.9)	5.0
JAPIC	(2.8)	(2.3)	(8.5)	(6.2)
Hyster-Yale Group	$11.6	$19.5	$42.6	$49.4
Bolzoni	0.1	0.7	2.2	2.6
Nuvera	(6.1)	(5.8)	(18.6)	(17.9)
Eliminations	(0.5)	(1.6)	(2.2)	(1.7)
Total	$5.1	$12.8	$24.0	$32.4

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

CASH FLOW AND CAPITAL STRUCTURE
	Nine Months Ended
	September 30
	2020	2019
	(In millions)
Net cash provided by (used for) operating activities	$76.1	$(17.3)
Net cash used for investing activities	(29.8)	(24.5)
Cash Flow Before Financing Activities	$46.3	$(41.8)

	September 30, 2020	December 31, 2019
	(In millions)
Debt	$297.7	$287.0
Cash	89.9	64.6
Net Debt	$207.8	$222.4